EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO APRIL CASH DISTRIBUTION

Fort Worth, Texas, April 20, 2018 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for April 2018 due to excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in February.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	967,000	35,000	$3.03
Prior Month	1,133,000	37,000	$2.77

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $2,188,000, production expense of $1,480,000 and overhead of $945,000 in determining the royalty calculation for the Trust for the current month.

Litigation Proceedings - Chieftain

As previously disclosed, XTO Energy has advised the Trustee that it has reached a tentative settlement with the plaintiffs in the Chieftain class action royalty case. XTO Energy has advised the Trustee that on March 27, 2018 the judge signed orders approving the settlement, including the plaintiffs’ initial plan to allocate the net settlement fund among the wells covered by the Chieftain class. Prior to the plaintiffs filing their initial plan of allocation, XTO Energy advised the Trustee that it believed the portion of the settlement that relates to the Trust could be as much as $20 million. However, the portion of the settlement allocable to the Trust cannot be finally determined until after the judge approves the final plan of allocation, which plaintiffs are scheduled to submit by July 30, 2018. XTO Energy has advised the Trustee that depending on the final plan of allocation, the portion of the settlement XTO Energy believes should be allocated to the Trust may exceed $20 million. The Trustee has asked for additional information regarding the allocation of the settlement amount and has asked to be advised by XTO Energy as the matter progresses. Once additional information is made available, the Trustee intends to review any claimed reductions in payment to the Trust based on the facts and circumstances of the settlement. The Trustee has previously stated that to the extent any such claimed reductions are similar to claimed reductions from XTO Energy’s settlement in the Fankhouser v. XTO Energy, Inc. class action lawsuit that an arbitration tribunal ruled were not permitted to be borne by the Trust, the Trustee would likely object to such claimed reductions. After a review of the claimed reductions in payments to the Trust relating to the settlement and a determination whether the Trustee will object to any such reductions, a determination will be made as to what amount of reserve will be maintained for anticipated future Trust expenses.

Excess Costs

XTO Energy has advised the Trustee that decreased costs in the current month resulted in the partial recovery of excess costs of $1,300 on properties underlying the Kansas net profits interests. However, after the partial recovery there were no remaining proceeds from properties underlying the Kansas net profits interests to be included for the current month. Underlying cumulative excess costs remaining on the Kansas net profits interests totaled $969,000, including accrued interest of $126,000.

XTO Energy has advised the Trustee that increased budgeted development costs in the current month, primarily due to the projected drilling of four horizontal wells in Major County, Oklahoma during the second half of 2018, caused costs to exceed revenues by $1,557,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests totaled $1,557,000.

XTO Energy has advised the Trustee that increased costs and increased budgeted development costs in the current month caused costs to exceed revenues by $82,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests totaled $115,000, including accrued interest of $339.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017.

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Contact:	Lee Ann Anderson Senior Vice President Simmons Bank, Trustee 855-588-7839